Exhibit 99.1


                   [LETTERHEAD OF UNITED NATURAL FOODS, INC.]


FOR IMMEDIATE RELEASE
May 4, 2004

                   UNITED NATURAL FOODS ANNOUNCES INCREASE IN
                    REVOLVING CREDIT FACILITY TO $250 MILLION

Dayville, Connecticut - May 4, 2004 -- United Natural Foods, Inc. (Nasdaq:
UNFI), today announced that it has entered into an amended and restated four-year $250 million revolving credit facility with a bank group that was led by Bank of America Business Capital (formerly Fleet Capital Corporation) as the administrative agent, effective April 30, 2004. The amended and restated credit facility provides for improved terms and conditions that provide the Company with more financial flexibility and reduced costs, as well as increased liquidity. The new credit facility replaces an existing $150 million revolving credit facility. The Company's outstanding commitments under the amended and restated credit facility as of April 30, 2004 were approximately $123 million.

"We are pleased to continue our long and successful relationship with Fleet Capital Corporation," said Steven Townsend, Chief Executive Officer. "Our new credit facility provides us with the financial flexibility to capitalize on future internal and external growth opportunities including strategic buying initiatives, the expansion of key distribution centers, new technologies and the ability to pursue strategic acquisition opportunities that may arise in the future."

About United Natural Foods

United Natural Foods, Inc. carries and distributes over 32,000 products to more than 14,000 customers nationwide. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. For more information on United Natural Foods, Inc., visit the Company's web-site at www.unfi.com.

AT THE COMPANY:                FINANCIAL RELATIONS BOARD:
Rick D. Puckett                Joseph Calabrese              Vanessa Schwartz
Chief Financial Officer        General Information           Analyst Information
(860) 779-2800                 (212) 445-8434                (212) 445-8433

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, including but not limited to general business conditions, the impact of competition and the Company's dependence on principal customers, see "Risk Factors" in the Company's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on March 16, 2004, and its other filings under the Securities Exchange Act of 1934, as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws.